Exhibit 10.14

Moody FA LBSR September 30, 2024

PLACEMENT AGENT AGREEMENT

PLACEMENT AGENT AGREEMENT dated as of September 30, 2024 (this “Agreement”) by and between Liberty Star Uranium & Metals Corp. (the “Company” or “Issuer” or “Liberty”) and Moody Capital Solutions, Inc. (the “Placement Agent” or “Moody Capital”).

WHEREAS, Moody Capital as Placement Agent has indicated that it will make a good faith effort to identify and secure an equity line of credit with an institutional investor to be determined (each a “Target”) wherein the Company may take advantage of such opportunities by the sale of stock (each a “Securities Transaction” or “Transaction”)

WHEREAS, Moody Capital, other than to identify such Target(s), is not obligated to undertake any duties or to obtain or assemble any information or to render any analytical support or inputs or to spend any minimum amount of time in providing any services pursuant to this Agreement; and

WHEREAS, this Agreement shall not be construed as a firm commitment by the Placement Agent to identify any Target(s) or any assurance that Placement Agent will identify any Targets to the Company; and

WHEREAS, the Company is willing to compensate Moody Capital for introducing such Target(s), as provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Moody Capital and Liberty hereby agree as follows:

1.	Services. The Placement Agent hereby agrees to attempt to identify Targets. The Placement Agent does not guarantee or warrant the accuracy or completeness of information, if any, provided to the Company by a Target or by the Placement Agent concerning a Target. The Company is encouraged to perform its own due diligence and analyses concerning any Target(s). The decision to consummate a Transaction with a Target as well as the aggregate consideration amount and structure shall be determined by the Company in its sole and absolute discretion.

Moody Capital Solutions, Inc. Member FINRA/SIPC	1

Moody FA LBSR September 30, 2024

2.	Compensation.

a.	Cash Fee. In consideration for its services as a registered broker dealer acting as a placement agent related to an equity line of credit (“ELOC”) with an investor, Moody shall be entitled to a cash fee of 3.9% (“Cash Fee”) of the gross funding amount from each put notice given to the ELOC investor, such fee to be payable at each closing pursuant to the disbursement schedule provided by the ELOC investor.

b.	Right of First Refusal: Moody Capital shall be granted the right of first refusal to act as the Company’s investment banker on all equity offerings of the company which they introduced but not for prior relationships, for the 24 months following the date of this Agreement.

3.	Termination. This Placement Agent’s Agreement shall continue in effect for the longer of twelve months from the date written above or until such ELOC is terminated. This Placement Agent Agreement may be terminated upon thirty (30) day written notice by either party.

4.	Non-Circumvent. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment, or otherwise. The Company (including affiliates of such parties) agrees that it will not attempt, directly or indirectly, to contact parties introduced to the Company by the Placement Agent on matters described in this Agreement or contact or negotiate with any confidential source provided by Moody, except through Moody or with the expressed written consent of Moody as to each such contact.

The Company and any of its Board of Directors, Officers, or Employees shall not contact, deal with, or otherwise become involved in any transaction with any corporation, partnership, individual, banks, trust or lending institutions introduced by or through Moody without the permission of Moody. Any violation of this provision shall be deemed an attempt to circumvent this provision, and the Company shall be liable for damages in favor of the circumvented party.

5.	Independent Contractor. The Placement Agent is an independent contractor, and nothing herein shall create any partnership joint venture or employer-employee relationship. The Placement Agent shall not have the right or authority to legally bind the Company and the Placement Agent shall not represent to any third party that the Placement Agent can legally bind or otherwise obligate the Company.

6.	Disclosure. Any financial or other advice, descriptive memoranda or other Documentation provided by the Placement Agent pursuant to this Placement Agent’s Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of the Placement Agent. All non-public information given to the Placement Agent by the Company or by a Target or the Placement Agent to the Company will be considered as confidential information and shall be maintained as such by the Placement Agent and by the Company, respectively, until the same becomes known to third parties or the public without release thereof by the Placement Agent or the Company, respectively.

The Company shall provide to the Placement Agent full, complete and accurate information regarding the Company’s business, prospects, financial information, etc. shall be solely responsible for the accuracy and completeness of all disclosures regarding the Company and shall promptly advise the Placement Agent of any material changes in any information previously provided to the Placement Agent or distributed to prospective Targets.

Moody Capital Solutions, Inc. Member FINRA/SIPC	2

Moody FA LBSR September 30, 2024

The Company acknowledges and agrees that Moody Capital is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial Moody Capital services for companies, governments and individuals. Moody Capital recognizes its responsibility for compliance with all laws, including without limitation the federal securities laws, in connection with the activities described in the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, Moody Capital will disclose to the Company any conflict it may have with respect to the representation of the Company or with respect to the consummation of a potential transaction, including without limitation any representation or potential representation of any potential competitor, acquiror or affiliate thereof. In addition, subject to Section 13, nothing contained in this engagement letter shall limit or restrict the right of Moody Capital or of any partner, employee, agent or representative of Moody Capital, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, nor to limit or restrict the right of Moody Capital to render services of any kind to any other corporation, firm, individual or association except where it would be considered a conflict of interest.

7.	Indemnity. The Company in connection with the Placement Agent’s engagement hereby indemnifies the Placement Agent from any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of the Placement Agent under Placement Agent’s Agreement, provided that such indemnity shall not apply with respect to any conduct of Placement Agent that constitutes a material breach of its obligations under this agreement.

8.	Placement Agent’s Representation and Warranties. The Placement Agent hereby represents and warrants that it is a broker-dealer registered under the United States Securities Act of 1933, as amended and regulations thereunder, as well as applicable state securities laws and regulations. The Placement Agent further represents and warrants that its activities in connection with this Agreement are in accordance with and in compliance with such laws and regulations.

9.	Entire Agreement, etc. This Placement Agent’s Agreement sets forth the entire understanding and agreement of the Company and the Placement Agent concerning the subject matter hereof and supersedes any prior communications, understandings and agreements between the parties. This Placement Agent’s Agreement may not be amended, supplemented or modified, not can any of its provisions be waived, except by a writing signed by the Company and the Placement Agent.

10.	Governing Law. This Placement Agent’s Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law provisions. This Placement Agent’s Agreement shall not be interpreted or construed with any presumption against the party which caused this Placement Agent’s Agreement to be drafted.

11.	Counterparts. This Placement Agent’s Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

Moody Capital Solutions, Inc. Member FINRA/SIPC	3

Moody FA LBSR September 30, 2024

IN WITNESS WHEREOF, the parties hereto have executed this Placement Agent’s Agreement on the day and year first above written. If Liberty Star Uranium & Metals Corp. finds the foregoing is in accordance with its understanding with Moody Capital Solutions, Inc., kindly sign and return to Moody Capital Solutions, Inc. a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between Liberty Star Uranium & Metals Corp. and Moody Capital Solutions, Inc. Moody will remain committed to entering into this agreement provided it is executed by you on or before October 1, 2024.

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

Liberty Star Uranium & Metals Corp.		Moody Capital Solutions, Inc.

By:	/s/ Patricia Madaris	By:	/s/ Richard H. Kreger
	Patricia Madaris		Richard H. Kreger
	Chief Executive Officer		Senior Managing Director

By:	/s/ Robert Rosenstein
Robert Rosenstein President

Moody Capital Solutions, Inc. Member FINRA/SIPC	4

Moody FA LBSR September 30, 2024

ATTACHMENT 1 AUTHORIZATION OF PAYMENT

I, Patricia Madaris on behalf of Liberty Star Uranium & Metals Corp., authorize the ELOC investor to pay Moody Capital Solutions directly from escrow, at closing, for any funding as instructed in section 2 of this engagement letter dated October 1, 2024. This authorization is to remain in full force and in effect unless written authorization by Moody Capital Solutions is provided to the lender/investor to revoke this agreement. Please wire the funds to the wire instruction provided in the distribution authorization.

Accepted and Agreed:

Liberty Star Uranium & Metals Corp.

By:	/s/ Patricia Madaris
By:	Patricia Madaris
Its:	Chief Financial Officer

Moody Capital Solutions, Inc. Member FINRA/SIPC	5

Moody FA LBSR

Exhibit A - Indemnification Provisions

This Exhibit A is a part of and is incorporated into the Proposed Offering Engagement Letter dated October 1, 2024 (the “Agreement”) between the Issuer and Moody Capital Solutions, Inc. (“Moody Capital”). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Issuer agrees to indemnify and hold harmless Moody Capital, its affiliates and each person controlling Moody Capital (within the meaning of Section 15 of the Securities Act of 1933, as amended), and the directors, officers, agents and employees of Moody Capital, its affiliates and each such controlling person (Moody Capital, and each such entity or person. an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the “Actions”), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Issuer (including any amendments thereof and supplements thereto) (the “Offer Documents”) or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Issuer shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Issuer in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Issuer and which use constitutes negligence, bad faith or willful misconduct.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Issuer in writing; provided that failure by any Indemnified Person so to notify the Issuer shall not relieve the Issuer from any liability which the Issuer may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Issuer shall have been prejudiced by such failure. The Issuer shall, if requested by Moody Capital, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Moody Capital, which counsel may also be counsel to the Issuer. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Issuer has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Issuer, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Issuer from representing both the Issuer (or another client of such counsel) and any Indemnified Person; provided that the Issuer shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Issuer shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Issuer shall not, without the prior written consent of Moody Capital (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Moody Capital Solutions, Inc. Member FINRA/SIPC	6

Moody FA LBSR

In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with the Agreement, the Issuer shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Issuer, on the one hand, and to Moody Capital and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer, on the one hand, and Moody Capital and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Issuer contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Moody Capital pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Issuer, on the one hand, and to Moody Capital on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Issuer in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to Moody Capital under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Issuer also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Issuer that have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Issuer set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, the Agreement.

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

Liberty Star Uranium & Metals Corp.		Moody Capital Solutions, Inc.

By:	/s/ Patricia Madaris	By:	/s/ Richard Kreger
	Patricia Madaris		Richard Kreger

Moody Capital Solutions, Inc. Member FINRA/SIPC	7